UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2007

Home Equity Mortgage Trust 2007-1
(Exact name of issuing entity as specified in its charter)

Credit Suisse First Boston Mortgage Acceptance Corp.
(Exact name of depositor as specified in its charter)

DLJ Mortgage Capital, Inc.
(Exact name of sponsor as specified in its charter)

Delaware	333-132765-01	13-3460894
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS. Employer Identification No.)

Eleven Madison Avenue
New York, New York 10010
(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code: (212) 325-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

With respect to the Home Equity Mortgage Trust 2007-1, Mortgage-Backed Notes, Series 2007-1 (the “Notes”), issued pursuant to an Indenture (the “Indenture”), dated as of March 9, 2007, between Home Equity Mortgage Trust 2007-1, as issuer and U.S. Bank National Association, as indenture trustee, as a result of a draw that was made on the Policy that remained unreimbursed for three months ending with the November 2007 Payment Date (November 26, 2007), a Rapid Amortization Event will be in effect with respect to the December 2007 Payment Date (December 26, 2007).  The occurrence of this Rapid Amortization Event will alter the payment priority or distribution of cash flows regarding the Notes beginning on the December 2007 Payment Date in the following manner:  (i) Draws made by Mortgagors will constitute Excluded Amounts that will not be owned by the Issuing Entity but will be owned by the Servicer; (ii) the Principal Remittance Amount will no longer be calculated by netting out the aggregate amount of Additional Balances created during the related Collection Period from Principal Collections, but rather will be equal to the amount of Principal Collections for the related Payment Date; (iii) the Class Principal Balance of the Class G Certificates will no longer increase by the amount of any Additional Balance Advance Amounts and (iv) principal and interest payments made by the related Mortgagor or other collections in respect of a HELOC and the related Excluded Amount received during any Collection Period during the Rapid Amortization Period shall be allocated between such HELOC and the related Excluded Amount on a pro rata basis in proportion to the respective amounts outstanding as of the end of the calendar month preceding such Collection Period.  Capitalized terms used and not defined herein have the meanings assigned to them in the Indenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT SUISSE FIRST BOSTON MORTGAGE ACCEPTANCE CORP.

By:	/s/ Kevin Steele
Name:	Kevin Steele
Title:	Vice President

Dated: December 14, 2007